Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of OptimizeRx Corporation and Subsidiaries on Form S-3 (File No. 333-252844) and Form S-8 (File Nos. 333-259218; 333-23760; 333-230212, 333-210653 and 333-189439) of our reports dated February 28, 2022, with respect to the consolidated financial statements of OptimizeRx Corporation and Subsidiaries as of December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting of OptimizeRx Corporation and Subsidiaries as of December 31, 2021, included in this Annual Report on Form 10-K of OptimizeRx Corporation for the year ended December 31, 2021.

/s/ UHY LLP

Sterling Heights, Michigan

February 28, 2022